FOR IMMEDIATE RELEASE

Contacts: Alfred E. Brennan, Chairman &Chief Executive Officer Arthur L. Herbst, Jr., President & Chief Financial Officer (312) 644-6400

Young Innovations, Inc. Announces Record Sales and EPS for the Quarter and Six-Months Ended June 30, 2012

St. Louis, MO., July 23, 2012 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record sales and earnings per share for the second quarter and the six-months ended June 30, 2012.

Sales for the second quarter of 2012 were $28.1 million, an increase of 2.7% over the $27.3 million reported for the second quarter of 2011. Income from operations increased 5.8% to $6.6 million from $6.2 million in the prior year. Net income for the second quarter increased 8.4% to $4.4 million from $4.0 million for the second quarter of 2011. Diluted earnings per share for the second quarter of 2012 were $0.56, an increase of 12.0% over the $0.50 reported in the prior year quarter.

For the six months ended June 30, 2012, sales were $54.8 million, increasing 2.7% from the $53.4 million reported in the prior year period. Income from operations increased 5.6% to $12.6 million from $12.0 million in the prior year six-month period. Net income was $8.6 million, increasing 7.0% from $8.0 million in the prior year six-month period. Diluted earnings per share were $1.09 for the six months ended June 30, 2012, an increase of 9.0% from $1.00 in the same period of 2011.

We are pleased with the Company’s sales performance in the quarter. Strong growth of our diagnostic product line and solid demand for our consumables products drove a healthy overall increase for the second quarter.  A stronger US dollar negatively impacted sales in the second quarter by $217,000. During the quarter, the Company also recognized a gain from its investment in a private equity fund of $208,000 which was recorded as “other income.” In the second quarter of 2011, the Company recorded a gain of $50,000 from this same fund.

During the second quarter, we focused on several key initiatives to drive future growth. We implemented targeted marketing campaigns and promotional activity to support several recently introduced products. We also continued to make progress in the development of new products across the business. Furthermore, we invested in new equipment and systems upgrades to support future growth. Finally, we ended the quarter with $9.1 million of cash on our balance sheet, up from $5.2 million on March 31, 2012.

While we remain cautious due to ongoing global economic uncertainty, we are encouraged by our progress in the first half of the year.

A conference call has been scheduled for Tuesday, July 24, 2012 at 11:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/YI-Quarter22012 or the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guarantees of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change

Net Sales	$28,054	$27,326	2.7%	$54,808	$53,351	2.7%
Cost of Goods Sold	$12,453	$12,178	2.3%	$24,215	$23,740	2.0%
Gross Profit	$15,601	$15,148	3.0%	$30,593	$29,611	3.3%
% of Net Sales	55.6%	55.4%		55.8%	55.5%

Selling, General and Administrative Expense	$9,040	$8,945	1.1%	$17,958	$17,641	1.8%
% of Net Sales	32.2%	32.7%		32.8%	33.1%

Income from Operations	6,561	6,203	5.8%	12,635	11,970	5.6%
% of Net Sales	23.4%	22.7%		23.1%	22.4%

Interest expense, net	(58)	(54)		(113)	(128)
Other income (expense), net	248	34		742	468

Income Before Taxes	6,751	6,183	9.2%	13,264	12,310	7.7%

Provision for Income Taxes	2,374	2,146		4,664	4,273

Net Income	$4,377	$4,037	8.4%	$8,600	$8,037	7.0%
% of Net Sales	15.6%	14.8%		15.7%	15.1%

Basic Earnings Per Share	$0.56	$0.50	12.0%	$1.09	$1.00	9.0%

Basic Weighted Average Shares Outstanding	7,868	8,012		7,877	8,011

Earnings Per Share (Diluted)	$0.56	$0.50	12.0%	$1.09	$1.00	9.0%

Diluted Weighted Average Shares Outstanding	7,872	8,064		7,882	8,069

YI Consolidated
Consolidated Balance Sheet
June 30, 2012 and December 31, 2011
(In Thousands USD)

	(Unaudited)
	June 30	December 31
Assets	2012	2011
Current assets
Cash	$9,084	$1,031
Accounts receivable, net	12,858	12,066
Inventories	16,596	17,161
Other current assets	4,783	4,729
Total current assets	43,321	34,987

Property, plant and equipment, net	31,515	32,272
Goodwill	80,226	80,254
Intangible assets	10,888	11,130
Other assets	819	1,143

Total assets	$166,769	$159,786

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$9,641	$9,134
Total current liabilities	9,641	9,134

Long-term debt	-	650
Long-term secured borrowing	7	9
Deferred income taxes	19,333	19,534
Other noncurrent liabilities	203	206
Total liabilities	29,184	29,533

Stockholders' equity
Common stock	102	102
Additional paid-in capital	24,679	24,708
Retained earnings	166,619	158,647
Common stock in treasury, at cost	(53,453)	(52,924)
Accumulated other comprehensive (loss)	(362)	(280)
Total stockholders' equity	137,585	130,253

Total liabilities and stockholders' equity	$166,769	$159,786